Exhibit 99.1

News Release

Contacts: Media Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Investor Relations Elena Doom (973) 455-2222 elena.doom@honeywell.com

HONEYWELL REPORTS SECOND QUARTER SALES UP 15% TO

$9.1 BILLION AND EARNINGS PER SHARE UP 40% TO $1.02

  Sales Including $234 Million of Discontinued Operations - $9.3 Billion, High End of Previous Range
  CPG Moved to Discontinued Operations - Divestiture Expected to Close in Q3
  8% Organic Growth Driven by New Products, Emerging Region Growth, and Strong End Markets
  Confident in 2011 Outlook - Raising EPS Guidance to $3.85-4.00, Up 28-33% vs. 2010 Proforma EPS

MORRIS TOWNSHIP, N.J., July 22, 2011 -- Honeywell (NYSE: HON) today announced second quarter 2011 sales of $9.1 billion, up 15% versus $7.9 billion in the second quarter of 2010, excluding $234 million from its discontinued Consumer Products Group (CPG) operations in 2011 and $235 million in 2010. Earnings per share were up 40% in the second quarter to $1.02 versus $0.73 in the second quarter last year, which reflects income from discontinued operations of $0.02 in both the second quarter of 2011 and 2010. Cash flow from operations was $1,138 million and free cash flow (cash flow from operations less capital expenditures) was $973 million, compared to $1,090 million and $975 million, respectively, in the second quarter last year. Honeywell has received all necessary regulatory approvals for the previously announced sale of CPG, which is expected to close in the third quarter. The table below shows a reconciliation of continuing and discontinued operations.

	Continuing Operations		Discontinued Operations - CPG		Total Honeywell
	2Q11	V%	2Q11	V%	2Q11	V%
Sales	$9.086	15%	$234	-1%	$9,320	14%
EPS	$1.00	41%	$0.02	0%	$1.02	40%

Note: Dollars in millions, except per share amounts; Discontinued operations presentation has no effect on cash flow

“Honeywell’s strong second quarter performance reflects terrific execution and continued momentum in our key end markets, contributing to our upside performance in the first half of 2011,” said Honeywell Chairman and CEO Dave Cote. “The sales growth we’re seeing reflects our extensive innovation pipeline and increasing presence in high growth regions. We had particularly robust growth in the Aerospace commercial aftermarket, and our short-cycle businesses such as Advanced Materials, ACS Products, and Turbo Technologies continued to perform well.”

“We expect good organic growth to continue in the second half of 2011,” continued Cote. “Favorable global macro trends like safety, security, energy, and globalization combined with our continued investments in new technologies, high growth regions, and our process initiatives will enable the company to continue to grow and outperform now and over the long-term.”

Q2’11 Results - 2

Honeywell now expects 2011 sales of $36.1-36.7 billion, an increase of 12-14% over 2010, which excludes CPG sales now reported in discontinued operations in both periods; and earnings in the range of $3.85-4.00 per share (including discontinued operations) versus a previous estimate of $3.80-3.95 per share, an increase of 28-33% over 2010 proforma EPS of $3.00 (in each case, this excludes any mark-to-market pension adjustments). 2010 reported earnings were $2.59 per share. The company also reaffirmed that it expects free cash flow of $3.5-3.7 billion, excluding any U.S. pension contributions in 2011 (cash flow from operations of $3.3-3.5 billion including $1 billion of pension contributions made to date).

Recent Highlights

Aerospace

•        Sales were up 6% compared with the second quarter of 2010, primarily due to strong increases in the Commercial Aftermarket and marginally higher Defense and Space sales, slightly offset by amounts recognized for payments to Business and General Aviation (BGA) OE customers for pre-production costs.

•        Segment profit was up 2% and segment margins were down 70 bps to 16.0%, primarily due to the BGA OE payments discussed above, which unfavorably impacted margins by 110 basis points year-over-year, and higher R&D investments, partially offset by volume, favorable mix, and productivity net of inflation.

•        Honeywell won a contract valued at more than $70 million to provide Auxiliary Power Units (APUs) for Hainan Airlines’ fleet of A320 aircraft. The APUs will be delivered over three years, beginning in 2012. As part of the agreement, Honeywell will also provide repair and overhaul services of APUs on other existing aircraft.

•        Honeywell and Safran announced the development of green electric taxi capabilities for new and existing commercial jets. Honeywell’s APUs and Safran’s electric motors will be used in the development of this new hybrid system. Honeywell’s APU generator will power electrical motors in the aircraft’s wheels without using main engines during aircraft ground operations, saving the airlines millions in fuel costs and slashing carbon and other emissions created during runway taxi operations.

•        Honeywell Technology Solutions, Inc. (HTSI) won a five-year, $38 million contract with the Federal Aviation Administration (FAA) to maintain security systems at more than 1,000 locations in the agency’s Air Traffic Organization (ATO) Air Traffic Systems Branch. HTSI will provide corrective maintenance for security systems at FAA locations across the country, including air traffic control facilities and national airspace navigation, surveillance, and communication sites. The corrective maintenance contract includes security equipment such as video surveillance, physical access control equipment, intrusion detection, and barrier arms.

Automation and Control Solutions

•        Sales were up 20%, compared with the second quarter of 2010, with 8% growth from acquisitions, net of divestitures, 6% organic growth due to the general industrial recovery, new product introductions, emerging region strength, and favorable macro trends such as energy demand and energy efficiency, and the 6% impact from favorable foreign exchange.

•         Segment profit was up 24% and segment margins increased 40 bps to 12.8% driven by higher volumes and project sales, partially offset by material inflation and investment for growth across the portfolio.

•        Building Solutions completed the first phase of energy-efficient building upgrades at the University of Wisconsin-Milwaukee (UWM), which will save the school an estimated $620,000 in annual energy costs. The work is part of a three-phase, $21.7 million energy conservation and

Q2’ 11 Results - 3

           infrastructure renewal program that will improve comfort and efficiency in university facilities while cutting utility costs and greenhouse gas emissions.

•        Process Solutions was selected as the engineering, procurement, and construction contractor by North Refineries Company (NRC) of Iraq to upgrade the automation systems at its refinery in Baiji, Iraq. The $9.6 million project will upgrade NRC’s existing control system with Honeywell’s Experion® Process Knowledge System® and Safety Manager to improve operational efficiency, reliability, and safety at the refinery.

•        Security launched Total Connect™ 2.0, a new technology platform for its popular Total Connect service that allows home and business owners to remotely manage their security systems and view live video via personal computers, smart phones, tablets, and other web-enabled devices. Later this year, Honeywell will introduce Tuxedo Touch™, a new line of color graphic touchscreen keypads that will further strengthen the company’s Connected Home offering.  These new touchscreens will extend the capabilities of Honeywell’s industry-leading VISTA® security systems through new home automation and energy management capabilities, enabling the control of devices such as thermostats, electronic locks, lighting modules, and window shades.

Transportation Systems

•       Sales were up 26% compared with the second quarter of 2010, due to foreign exchange, higher passenger and commercial vehicle Turbo volumes globally, new platform launches, and higher European diesel penetration.

•        Segment profit was up 45% and segment margins increased 160 bps to 13.0%, primarily driven by higher volumes and increased productivity, offset by material inflation.

•       Honeywell Turbo Technologies was awarded new platform wins with customers including Caterpillar, Ford, General Motors, Honda, Mazda, Tata, Toyota, and Volkswagen, estimated at approximately $600 million in revenue throughout the life of the programs. The platforms span the European, Asian, and U.S. markets for both gasoline and diesel passenger and commercial vehicle applications and are expected to launch beginning in 2012. Year-to-date platform wins are estimated at approximately $1 billion in revenue throughout the life of the programs.

•       Honeywell Turbo Technologies announced the launch of several turbocharger technologies at the 2011 Shanghai Auto Show that were developed in China specifically for the Chinese market. The new Honeywell turbo innovations supported both gasoline and diesel applications and were featured on the Chinese-made Chery 2.0L G5 and JAC’s 2.0L Refine and 1.9L Rein models. China is the world’s fastest growing market for turbochargers with anticipated growth of more than 20% in 2011 versus 2010.

Specialty Materials

•        Sales were up 12% compared with the second quarter of 2010, resulting from improved global end markets, commercial excellence, and new product applications in the Advanced Materials business, coupled with strong UOP growth.

•        Segment profit was up 31% and segment margins increased 300 bps to 20.0% due to higher sales and licensing revenues, commercial excellence, and cost productivity, partially offset by raw material inflation.

•        Honeywell embarked on a new “world first” in alternative energy use as its Honeywell Green Jet FuelTM powered a Gulfstream jet across the Atlantic using a 50/50 blend of petroleum-based jet fuel and camelina-derived green jet fuel and landing in Paris, France.   The fuel meets all specifications for flight without any modifications to the aircraft or engine.   Honeywell’s historic transatlantic green jet fuel flight closely followed the route taken by Charles Lindbergh in his famous first flight across the Atlantic to Le Bourget Field in Paris.  Honeywell Green Jet Fuel was also used in a Boeing 747-8 freighter flight across the Atlantic.   ASTM International, a key global standards body, has recently given provisional approval for the use of green jet fuel in commercial flights, and full approval is expected this month.

Q2’11 Results - 4

•        UOP announced that China’s Wison (Nanjing) Clean Energy Company Ltd. has selected its technology to convert methanol into building blocks for chemical products at a coal chemical complex in China. The project will be the first commercial-scale installation of UOP’s advanced methanol-to-olefins (MTO) solution, which allows petrochemical producers to use methanol from natural gas or coal, instead of petroleum, to produce high yields of high-value plastics and petrochemicals. This solution, allows producers in countries with limited supplies of crude oil, but plentiful quantities of coal or natural gas, to produce high-value petrochemicals.

•        Fluorine Products announced that it has tripled production capacity at its Buffalo Research Lab in Buffalo, N.Y. for its low-global-warming-potential product HFO-1234ze to meet the growing global need for the material. The product is used in multiple foam and aerosol applications. It was achieved through equipment upgrades and overall productivity improvements during the last 18 months.

Acquisitions

•        Honeywell signed a definitive agreement to acquire EMS Technologies, Inc., a leading provider of connectivity solutions for mobile networking, rugged mobile computers, and satellite communications. The acquisition will enhance Honeywell’s existing capabilities in rugged mobile computing technologies within its Automation and Control Solutions (ACS) business and satellite communications within its Aerospace business. EMS’s $181 million Global Resource Management (GRM) division provides highly ruggedized mobile computing products and services for use in transportation, logistics, and workforce management settings as well as secure satellite-based asset tracking and messaging technology for search and rescue, warehousing, and field force automation environments. Through its $174 million Aviation division, EMS provides terminals, antennas, in-cabin network devices, rugged data storage, and surveillance applications predominantly for use on aircraft. Honeywell expects the tender offer for EMS’s outstanding shares to be completed in the third quarter.

Honeywell will discuss its results during its investor conference call today starting at 9:30 a.m. EDT. To participate, please dial (631) 291-4830 a few minutes before the 9:30 a.m. EDT start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 12:30 p.m. EDT, July 22, until midnight, July 29, by dialing (706) 645-9291. The access code is 68707283.

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Q2’11 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Product sales	$7,146	$6,184	$13,959	$11,991
Service sales	1,940	1,742	3,799	3,471

Net sales	9,086	7,926	17,758	15,462

Costs, expenses and other
Cost of products sold (A)	5,425	4,783	10,619	9,279
Cost of services sold (A)	1,239	1,184	2,469	2,355

	6,664	5,967	13,088	11,634
Selling, general and administrative expenses (A)	1,248	1,110	2,480	2,200
Other (income) expense	(22)	(9)	(51)	(11)
Interest and other financial charges	96	91	195	198

	7,986	7,159	15,712	14,021

Income from continuing operations before taxes	1,100	767	2,046	1,441
Tax expense	304	209	560	405

Income from continuing operations after taxes	796	558	1,486	1,036

Income from discontinued operations after taxes	14	16	32	34

Net income	810	574	1,518	1,070

Less: Net income attributable to the noncontrolling interest	—	8	3	15

Net income attributable to Honeywell	$810	$566	$1,515	$1,055

Amounts attributable to Honeywell:
Income from continuing operations less net income attributable to the noncontrolling interest	796	550	1,483	1,021
Income from discontinued operations	14	16	32	34

Net income attributable to Honeywell	$810	$566	$1,515	$1,055

Earnings per share of common stock - basic:
Income from continuing operations	1.01	0.72	1.89	1.33
Income from discontinued operations	0.02	0.02	0.04	0.04

Net Income	$1.03	$0.74	$1.93	$1.37

Earnings per share of common stock - assuming dilution:
Income from continuing operations	1.00	0.71	1.86	1.32
Income from discontinued operations	0.02	0.02	0.04	0.04

Net Income	$1.02	$0.73	$1.90	$1.36

Weighted average number of shares outstanding-basic	785.0	769.6	785.2	767.7

Weighted average number of shares outstanding - assuming dilution	797.3	777.3	797.5	774.5

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q2’11 Results - 6

Honeywell International Inc.
Discontinued Operations Reconciliation (Unaudited)

	2Q11(1)	V%	2Q YTD(1)	V%	2011E(2)	V%

Sales - Continuing Operations	$9,086		$17,758		$36.1 - 36.7
Sales - CPG	234		470		~0.6

Sales - Total Honeywell	$9,320	14%	$18,228	14%	$36.7-37.3	10%-12%

EPS - Continuing Operations - assuming dilution	1.00		1.86		3.62-3.77
EPS - CPG - assuming dilution	0.02		0.04		~0.23

EPS - Total Honeywell	$1.02	40%	$1.90	40%	$3.85-4.00	28%-33%

(1) Dollars in millions, except per share amount
(2) Dollars in billions, except per share amount

Q2’11 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2011	2010	2011	2010

Aerospace	$2,810	$2,647	$5,506	$5,153

Automation and Control Solutions	3,880	3,237	7,536	6,361

Specialty Materials	1,406	1,259	2,761	2,398

Transportation Systems	990	783	1,955	1,550

Corporate	—	—	—	—

Total	$9,086	$7,926	$17,758	$15,462

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

	Three Months Ended June 30,		Six Months Ended June 30,

Segment Profit	2011	2010	2011	2010

Aerospace	$451	$443	$918	$856

Automation and Control Solutions	496	401	955	787

Specialty Materials	281	214	565	384

Transportation Systems	129	89	247	158

Corporate	(56)	(68)	(124)	(100)

Total Segment Profit	1,301	1,079	2,561	2,085

Other income/(expense) (A)	8	—	28	(2)
Interest and other financial charges	(96)	(91)	(195)	(198)
Stock compensation expense (B)	(42)	(36)	(91)	(86)
Pension expense ongoing (B)	(22)	(46)	(57)	(96)
Other postretirement income/(expense) (B)	45	(12)	27	6
Repositioning and other charges (B)	(94)	(127)	(227)	(268)

Income from continuing operations before taxes	$1,100	$767	$2,046	$1,441

(A) Equity income/(loss) of affiliated companies is included in Segment Profit

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q2’11 Results - 8

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$3,548	$2,650
Accounts, notes and other receivables	7,344	6,841
Inventories	4,197	3,822
Deferred income taxes	926	877
Investments and other current assets	545	455
Assets held for sale	826	841

Total current assets	17,386	15,486

Investments and long-term receivables	516	616
Property, plant and equipment - net	4,718	4,724
Goodwill	11,492	11,275
Other intangible assets - net	2,347	2,537
Insurance recoveries for asbestos related liabilities	802	825
Deferred income taxes	1,115	1,221
Other assets	1,274	1,150

Total assets	$39,650	$37,834

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,442	$4,199
Short-term borrowings	68	67
Commercial paper	350	299
Current maturities of long-term debt	514	523
Accrued liabilities	6,555	6,446
Liabilities related to assets held for sale	182	190

Total current liabilities	12,111	11,724

Long-term debt	6,790	5,755
Deferred income taxes	661	636
Postretirement benefit obligations other than pensions	1,411	1,477
Asbestos related liabilities	1,565	1,557
Other liabilities	4,928	5,898
Shareowners’ equity	12,184	10,787

Total liabilities and shareowners’ equity	$39,650	$37,834

Q2’11 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Cash flows from operating activities:
Net income attributable to Honeywell	$810	$566	$1,515	$1,055
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	236	241	478	474
Gain on sale of non-strategic businesses and assets	(2)	—	(46)	—
Repositioning and other charges	94	128	227	270
Net payments for repositioning and other charges	(98)	(102)	(207)	(221)
Pension and other postretirement expense	(22)	59	32	92
Pension and other postretirement benefit payments	(10)	(53)	(1,047)	(89)
Stock compensation expense	42	36	91	86
Deferred income taxes	90	415	158	487
Excess tax benefits from share based payment arrangements	(17)	(2)	(30)	(4)
Other	10	(98)	105	(194)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	(365)	(271)	(537)	(188)
Inventories	(59)	(6)	(389)	(131)
Other current assets	(9)	15	(23)	(3)
Accounts payable	264	180	260	97
Accrued liabilities	174	(18)	108	102

Net cash provided by operating activities	1,138	1,090	695	1,833

Cash flows from investing activities:
Expenditures for property, plant and equipment	(165)	(115)	(289)	(185)
Proceeds from disposals of property, plant and equipment	2	1	3	2
Increase in investments	(65)	(15)	(229)	(311)
Decrease in investments	114	10	176	10
Cash paid for acquisitions, net of cash acquired	(1)	(996)	(8)	(996)
Proceeds from sales of businesses, net of fees paid	(2)	—	215	—
Other	27	4	58	(12)

Net cash used for investing activities	(90)	(1,111)	(74)	(1,492)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	50	(100)	51	850
Net increase/(decrease) in short-term borrowings	7	13	(2)	12
Proceeds from issuance of common stock	99	23	200	55
Proceeds from issuance of long-term debt	3	—	1,384	—
Payments of long-term debt	(2)	—	(439)	(1,001)
Excess tax benefits from share based payment arrangements	17	2	30	4
Repurchases of common stock	(504)	—	(504)	—
Cash dividends paid	(266)	(233)	(530)	(464)

Net cash (used for)/provided by financing activities	(596)	(295)	190	(544)

Effect of foreign exchange rate changes on cash and cash equivalents	20	(84)	87	(147)

Net increase in cash and cash equivalents	472	(400)	898	(350)
Cash and cash equivalents at beginning of period	3,076	2,851	2,650	2,801

Cash and cash equivalents at end of period	3,548	2,451	3,548	2,451

Q2’11 Results - 10

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010	2011 Guidance

Cash provided by operating activities	$1,138	$1,090	$695	$1,833	$3,300-3,500

Expenditures for property, plant and equipment	(165)	(115)	(289)	(185)	~(800)

Free cash flow	$973	$975	$406	$1,648	$2,500-2,700

U.S. Pension Cash Contributions (1)	—	—	1,000	—	~1,000

Free cash flow, excluding U.S. pension cash contributions	$973	$975	$1,406	$1,648	$3,500-3,700

(1) Represents cash contributions to date.

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.